Exhibit 21.1

SUBSIDIARIES OF REDWOOD MORTGAGE INVESTORS VIII AS OF DECEMBER 31, 2015

Jurisdiction of Formation
Altura Property Company, LLC	California
Appian Property Company, LLC	California
Grand Villa Glendale, LLC	Delaware
Huron Property Company LLC	California
Pine Acres Property Company, LLC	California
San Jose Drive Property Company, LLC	California
San Pablo Dam Road Property Company, LLC	California
Second Street Midtown Property Company, LLC	California
Silver Park Property Company, LLC	California
SF Stagehouse Property Company, LLC	California